Exhibit 99.1

CAI International, Inc. Reports Fourth Quarter and Full Year 2008 Results

SAN FRANCISCO, CA, March 10, 2009—CAI International, Inc. (CAI) (NYSE: CAP) announced today that it reported adjusted net income for the fourth quarter ended December 31, 2008 of $0.33 cents per share (on a fully diluted share count of 17.9 million) and adjusted net income of $1.34 per share for the year ended December 31, 2008 (on a fully discounted share count of 17.4 million). Adjusted net income excludes the $50.2 million goodwill impairment charge that the company reported for the fourth quarter of 2008. Including the goodwill impairment charge, the company reported a net loss per share for the fourth quarter of 2008 of $2.48 and a net loss per share of $1.55 for the full year of 2008.

During the fourth quarter of 2008, the Company’s revenue was $22.7 million, an increase of $3.9 million, or 20.4%, compared to the fourth quarter of 2007. Container rental revenue increased $3.0 million, or 25.4%, to $14.8 million from $11.8 million in the fourth quarter of 2007. Management fee revenue was $3.0 million, an increase of $0.2 million, or 7.1%, from $2.8 million of management fee revenue reported in the fourth quarter of 2007. Gain on sale of container portfolios increased $0.2 million, or 5.1%, to $4.1 million, compared to $3.9 million in the fourth quarter of 2007. Finance lease income in the fourth quarter of 2008 increased $0.5 million, or 166.7%, to $0.8 million, compared to finance lease income of $0.3 million reported in the fourth quarter of 2007.

As was announced on February 9, 2009, the Company recorded a fourth quarter non-cash charge of $50.2 million for impairment of goodwill in accordance with Statement of Financial Accounting Standards (SFAS) 142 “Goodwill and Other Intangible Assets.” The goodwill charge was primarily a result of the material decline in the market value of the Company’s shareholders’ equity during the fourth quarter of 2008. The impaired goodwill was associated with the Company’s acquisition of its shares from Interpool, Inc. in October, 2006. The Company does not expect that the non-cash charge will have an impact on its financial condition or affect the performance covenants in its debt agreements.

Masaaki (John) Nishibori, Chief Executive Officer of CAI, commented, “As we indicated last month, we had a very good fourth quarter and full year, with historically high revenues and net income before the effect of the impairment charge. We are very pleased with our accomplishments of increasing revenue and earnings. Specifically in 2008 our adjusted net income was $23.3 million, an increase of 21.4% compared to our net income of $19.2 million in 2007. Our container rental revenue continued to exhibit very strong quarter over quarter growth and we did not experience a general decrease in revenue from our owned container fleet revenue during the fourth quarter of 2008.”

He continued, “We strengthened our financial position during the fourth quarter of 2008. During the fourth quarter we sold $35 million of containers to container investors and recognized gains on the transactions. We used the proceeds to increase our cash balance by $12 million and reduce outstanding debt under our senior secured credit facility by $23 million. We also set out at the beginning of the fourth quarter of 2008 to aggressively dispose of older, idle equipment at what we believed were exceptionally strong container prices considering the economic environment.”

“Our adjusted EBITDA for 2008 was $68.4 million, an increase of $13.9 million from the adjusted EBITDA of $54.5 million reported in 2007. For 2009, we estimate our debt service requirements to be approximately $12 million, which consist of interest payments on our senior secured credit facility and principal and interest payments on our capital leases. Although we expect the utilization of our fleet to decline in 2009 as compared to 2008, and expenses, such as storage and handling to increase in 2009, we expect to generate significant excess cash flow. We will use the excess cash flow to purchase equipment or repay debt.”

He continued further, “We remain optimistic that the demand for containers during the second half of 2009 will be better than during the first half of the year. Although demand for containers is currently weak, we have noted some early positive signs that lead us to believe that demand will increase later in the year. These positive signs include rate increases announced by several major shipping lines on the main Asia to Europe routes and increased containerized trade demand in Asia that we believe is a result of the announced stimulus package by the Chinese government. In addition, Clarkson Research Services in its February, 2009 issue of Container Intelligence Monthly forecast containerized trade growth in 2009 of 3.1%. We believe that this forecasted trade growth, in conjunction with limited incremental container manufacturing and historical annual attrition in the existing population of containers of 5% to 6% support our view that demand for existing containers should improve in the second half of 2009. Our primary objective this year will be to proactively manage through the current difficult economic environment, while preparing to be able to take advantage of the improvements in the global economy and the demand for containers.”

Conference Call

A conference call to discuss the financial results for the fourth quarter of 2008 will be held on Tuesday, March 10, 2009 at 5:00 p.m. EDT. The dial-in number for the teleconference is 1-877-874-1586; outside of the U.S., call 719-325-4831. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q4 2008 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of December 31, 2008, the Company operated a worldwide fleet of 778,000 TEU of containers through 13 offices located in 10 countries.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures (including utilization rates) to differ materially from current expectations including, but not limited to, expected economic conditions, the impact of economic stimulus plans on shipping and container demand, availability of credit on commercially favorable terms or at all, customer demand, lessee defaults, container prices, lease rates, increased competition, volatility in exchange rates and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:

Victor Garcia, Chief Financial Officer

(415) 788-0100

vgarcia@caiintl.com

CAI International, Inc.

Consolidated Balance Sheets

(In thousands, except share information)

	December 31, 2008	December 31, 2007
ASSETS
Cash	$28,535	$8,433
Accounts receivable (owned fleet), net	16,224	12,995
Accounts receivable (managed fleet)	24,683	22,238
Current portion of direct finance leases	6,108	4,610
Prepaid expenses	2,954	3,151
Deferred tax assets	1,924	1,777
Other current assets	563	224

Total current assets	80,991	53,428
Container rental equipment, net	310,397	242,606
Net investment in direct finance leases	14,003	6,356
Furniture, fixtures and equipment, net	629	468
Intangible assets, net	6,608	5,994
Goodwill	—	50,247

Total assets	$412,628	$359,099

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,682	$3,060
Accrued expenses and other current liabilities	5,730	3,275
Due to container investors	23,847	21,075
Unearned revenue	4,542	3,744
Current portion of capital lease obligation	4,514	31
Rental equipment payable	3,905	25,446

Total current liabilities	47,220	56,631
Revolving credit facility	208,200	147,600
Deferred income tax liability	25,348	23,720
Capital lease obligation	18,070	—

Total liabilities	298,838	227,951

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	102,706	90,988
Accumulated other comprehensive income (loss)	(2,022)	101
Retained earnings	13,104	40,057

Total stockholders’ equity	113,790	131,148

Total liabilities and stockholders’ equity	$412,628	$359,099

CAI International, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue:
Container rental revenue	$14,815	$11,840	$56,436	$38,148
Management fee revenue	3,038	2,783	11,969	12,663
Gain on sale of container portfolios	4,068	3,909	12,443	12,855
Finance lease income	807	338	2,297	1,206

Total revenue	22,728	18,870	83,145	64,872

Operating expenses:
Depreciation of container rental equipment	4,599	3,039	15,824	8,805
Amortization of intangible assets	411	313	1,534	1,241
Impairment of container rental equipment	90	75	331	365
Gain on disposition of used container equipment	(912)	(1,075)	(4,155)	(4,400)
Gain on settlement of lease obligation	—	(86)	—	(780)
Equipment rental expense	—	66	20	961
Storage, handling and other expenses	1,646	790	4,854	3,077
Marketing, general and administrative expense	5,475	4,076	20,215	15,772
Impairment of goodwill	50,247	—	50,247	—
Loss (gain) on foreign exchange	115	(117)	564	(104)

Total operating expenses	61,671	7,081	89,434	24,937

Operating income (loss)	(38,943)	11,789	(6,289)	39,935
Net interest expense	2,787	2,284	9,117	9,599

Income before income taxes	(41,730)	9,505	(15,406)	30,336
Income tax expense	2,665	3,395	11,547	11,102

Net income (loss)	(44,395)	6,110	(26,953)	19,234
Accretion of preferred stock	—	—	—	(5,577)

Net income (loss) available to common shareholders	$(44,395)	$6,110	$(26,953)	$13,657

Net income (loss) per share:
Basic	$(2.48)	$0.36	$(1.55)	$0.93
Diluted	$(2.48)	$0.36	$(1.55)	$0.85
Weighted average shares outstanding :
Basic	17,897	17,109	17,406	14,713
Diluted	17,897	17,109	17,406	16,682
Other Financial Data:
Adjusted EBITDA	$18,636	$16,401	$68,387	$54,464

Reconciliation of Non-GAAP Items

Adjusted net income is defined as net income before impairment of goodwill.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Adjusted EDITDA is EBITDA plus principal payments from finance leases. We believe EBITDA and adjusted EBITDA are helpful in understanding our past financial performance as a supplement to net income and other performance measures calculated in conformity with accounting principles generally accepted in the United States (“GAAP”). Our management believes that EBITDA and adjusted EBITDA are useful to investors in evaluating our operating performance because it provides a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. EBITDA and adjusted EBITDA have limitations as an analytical tool and you should not consider them in isolation or as substitutes for any measure reported under GAAP. EBITDA and adjusted EBITDA’s usefulness as performance measures as compared to net income is limited by the fact that EBITDA excludes the impact of interest expense, depreciation and amortization expense and taxes, and additionally excludes principal payments from finance leases in the case of adjusted EBITDA. We borrow money in order to finance our operations; therefore, interest expense is a necessary element of our costs and ability to generate revenue. Similarly, our use of capital assets makes depreciation and amortization expense a necessary element of our costs and ability to generate income. In addition, since we are subject to state and federal income taxes, any measure that excludes tax expense has material limitations. Moreover, EBITDA and adjusted EBITDA are not calculated identically by all companies; therefore our presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. Due to these limitations, we use EBITDA and adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance, such as net income. The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, the most comparable performance measure under GAAP (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net income (loss)	$(44,395)	$6,110	$(26,953)	$19,234
Add:
Net interest expense	2,787	2,284	9,117	9,599
Depreciation	4,650	3,066	16,001	8,932
Amortization of intangible assets and impairment of container rental equipment	501	388	1,865	1,606
Impairment of goodwill	50,247	—	50,247	—
Income tax expense	2,665	3,395	11,547	11,102

EBITDA	16,455	15,243	61,824	50,473
Add:
Principal payments from direct finance leases	2,181	1,158	6,563	3,991

Adjusted EBITDA	$18,636	$16,401	$68,387	$54,464

	As of December 31, 2008	As of December 31, 2007
	(unaudited)
Managed fleet in TEUs	534,553	500,433
Owned fleet in TEUs	243,408	253,910

Total	777,961	754,343

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007
	(unaudited)
Average fleet utilization rate for the period	91.9%	96.0%